ASSIGNMENT AGREEMENT
This assignment agreement (this "Assignment Agreement") is entered into as of this 22nd day of September, by and between G&L Enterprises ("G&L", "Assignor"), Alliance Financial Network, Inc. ("Alliance"), a Colorado corporation, and Ga Du Corporation ("GA DU", "Assignee"), a Nevada corporation.
WHEREAS, G&L Enterprises entered into a License & Master Marketing Agreement ("LMMA") with Alliance Financial Network, Inc. on September 6, 2017, wherein they agreed to certain terms and conditions with regard to marketing services to be provided to Alliance, by G&L.
WHEREAS, the Assignor wishes to transfer and assign to the Assignee all of the Assignor's rights and interests in and to, and obligations under the LMMA, and the Assignee wishes to be the assignee and transferee of such rights, interests and obligations;
WHEREAS, pursuant to the LMMA, G&L may assign and transfer its rights, interests and obligations under the LMMA; and
WHEREAS, on September 22, 2017, Assignor did assign all of its rights, interests, and obligations under the LMMA to Assignee.
NOW, THEREFORE, the parties hereto, intending to be legally bound, do hereby agree as follows:
1. Assignment and Assumption. The Assignor hereby transfers and assigns to the Assignee, and the Assignee hereby acquires from the Assignor all of the Assignor's rights, interests in, and obligations to the LMMA, of whatever kind or nature, and the Assignee hereby assumes and agrees to perform all obligations, duties, liabilities and commitments of the Assignor under the LMMA, of whatever kind or nature.
2. Effectiveness. This Assignment Agreement shall be effective as of the date first set forth above.
3. Governing Law; Binding Effect. This Assignment Agreement shall be governed by and construed in accordance with the laws of the State of Nevada applicable to contracts made and performed in such state without giving effect to the choice of law principles of such state that would require or permit the application of the laws of another jurisdiction.
4. Counterparts. This Assignment Agreement may be executed in one or more counterparts, including facsimile counterparts, each of which shall be deemed to be an original copy of this Assignment Agreement, and all of which, when taken together, shall be deemed to constitute one and the same agreement. Delivery of such counterparts by facsimile or electronic mail shall be deemed effective as manual delivery.
5.  Terms and Conditions.  All of the terms and conditions set forth in the LMMA, dated September 6, 2017, by and between G&L and Alliance, remain the same as if GA DU is stepping into G&L's shoes, and the LMMA may not thereafter be modified without written consent of both Alliance and GA DU.

6.  G&L Liability.  Upon execution of this Assignment Agreement, G&L shall no longer have any rights, interest, or further obligations under the LLMA, to Alliance, and Alliance shall have no further obligations to G&L.

IN WITNESS WHEREOF, the Assignor, the Assignee, and Alliance, have executed this Assignment Agreement as of the date first set forth above.

G&L ENTERPRISES

By:          /s/L. John Lewis
 L. John Lewis, Member (Assignor)

GA DU CORPORATION

By:           /s/L. John Lewis
L. John Lewis, President (Assignee)

ALLIANCE FINANCIAL NETWORK, INC.

By:           /s/Lawrance I. Lipman
Lawrence I. Lipman

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